Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made as of this 31st day of July, 2008, between Glenn D. Bolduc (“Executive”) and Implant Sciences Corporation (the “Company”), a Massachusetts corporation (the “Parties”).

1. Title; Capacity.  The Company will employ Executive, and Executive agrees to work for the Company, as the Chief Financial Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Executive.  Executive shall report to the Company’s Chief Executive Officer (the “CEO”) and shall be subject to the supervision of, and shall have such authority as is delegated by the CEO, which authority shall be sufficient to perform Executive’s duties hereunder.  Executive shall devote Executive’s full business time and reasonable best efforts in the performance of the foregoing services, provided that Executive may accept board memberships or service with other firms or charitable organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company.

2. Term of Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of July 7, 2008 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of Section 4 or extended as hereinafter provided (such period, as it may be extended or terminated, is the “Agreement Term”). Beginning on the third anniversary of the Commencement Date, this Agreement shall continue until either party provides the other with written notice of termination to take effect no less than ninety days after such notice.

3.   Compensation and Benefits.

3.1 Salary.  As of July 7, 2008, the Company shall pay Executive a base salary of $7,692.31 every two weeks (i.e., at an annualized rate of $200,000 per year), payable in accordance with the Company’s customary payroll practices (the “Base Salary”).  The Base Salary thereafter shall be subject to annual review and adjustment as determined by the Company in its sole discretion on the anniversary of the Commencement Date each year of the Agreement Term.

3.2 Annual Incentive.  For fiscal year 2009, Executive will be eligible to receive a cash and/or stock option bonus.  The potential size and composition of such bonus shall be determined within 60 days of the Commencement Date with input from the CEO, the Compensation Committee of the Board of Directors, and a recently completed independent study regarding executive compensation for companies similar to the Company.  Such bonus will be subject to Executive achieving significant success regarding the performance milestones outlined in Exhibit A and shall be payable within 45 days of attainment.  The milestones and corresponding bonus available for subsequent fiscal years shall be established annually in the same manner, by mutual agreement, no later than 60 days following the end of each fiscal year.

3.3 Long-Term Incentives.  The CEO will recommended to the Compensation Committee of the Board that, upon the Commencement Date, the Executive be granted equity in the form of an incentive stock option to purchase 140,000 shares of common stock of the Company at an exercise price per share equal to the per share fair market value of the Company’s common stock on the date of such grant (the “Option”). The Option shall vest annually in equal installments of thirty-three and a third percent (33 1/3%), beginning on the first anniversary of the Commencement Date, and shall be exercisable for a period of ten years from the date of the grant. During the twelve months following the Commencement Date, Executive shall be provided additional stock option-based compensation as reasonably required, in the judgment of the Board of Directors, to maintain general parity in terms of stock option ownership for executives with similar duties and responsibilities in the industry.  Such option grants shall use, as a guideline, the independent executive compensation studies recently received by the Company.

3.4 Fringe Benefits.  Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans, short and long term disabilities plans, life insurance plans, retirement plans, and all other benefit plans from time to time in effect.  Executive shall also be entitled to take three (3) weeks of fully paid vacation annually, in accordance with existing Company policies.

3.5 Reimbursement of Expenses.  Executive shall be reimbursed for such reasonable and necessary business expenses incurred by Executive while Executive is employed by the Company, which are directly related to the furtherance of the Company's business.  Executive will be furnished with a corporate credit card for business expenses. The Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company's reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  The Company may request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service thereunder (collectively, the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive

3.6 Indemnification.  The Company shall indemnify Executive to the fullest extent permitted under applicable law, the Company’s Articles of Organization and the Company’s By-laws, each as they may be amended from time to time.  The Executive shall be insured under the Company’s Directors’ & Officers’ liability policy in the same manner as other senior executives of the Company for as long as Executive is an officer of the Company and as long as the Company maintains such policy in force.  Such indemnity and insurance shall survive the termination of Executive’s employment by the Company.

4. Termination of Employment Period.  The Employment Period shall terminate upon the occurrence of any of the following:

4.1 Termination of the Agreement Term.  At the expiration of the Agreement Term, but only if appropriate notice is given pursuant to Section 2.

4.2 Termination for Cause.  At the election of the Company for “Cause” upon written notice by the Company to Executive.  For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a) Executive’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or

(b) Executive’s dishonesty, gross negligence or gross misconduct that is materially injurious to the Company or material breach of his duties under this Agreement, which has not been cured by Executive within 10 days (or longer period as is reasonably required to cure such breach, negligence or misconduct) after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

(c) Executive’s illegal use or abuse of drugs, alcohol, or other related substances that is materially injurious to the Company.

4.3 Voluntary Termination by the Company, or by the Executive for Good Reason.  Subject to the notice and cure periods set forth in Sections 4.2(b) and 5.5, respectively, at the election of the Company, without Cause, at any time upon written notice by the Company to Executive or at the election of Executive for Good Reason (as defined below).

4.4  Death or Disability.  Thirty days after the death or determination of disability of Executive.  As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.  Notwithstanding the foregoing, (i) Executive shall be deemed to have a “disability” if Executive receives any benefits under any long-term disability insurance policy, whether such policy is carried by the Company or by Executive; and (ii)  if and only to the extent that Executive’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

4.5 Voluntary Termination by Executive.  At the election of Executive upon not less than 60 days prior written notice by him to the Company.

5. Effect of Termination.

5.1 Termination for Cause, at the Election of Executive, at Death or Disability, or Upon Expiration of the Agreement Term.  In the event that Executive’s employment is terminated for Cause, upon Executive’s death or disability, at the election of Executive, or upon the expiration of the Agreement Term, the Company shall have no further obligations under this Agreement other than to pay to Executive salary and accrued vacation through the last day of Executive’s actual employment by the Company.

5.2 Voluntary Termination by the Company, or by the Executive for Good Reason.  In the event that Executive’s employment is terminated by the Company without Cause, or by Executive’s resignation for Good Reason, beginning immediately after the date of such termination, the Company shall continue to pay to Executive the annual Base Salary then in effect for twelve (12) months on a regular payroll basis, and each such payment shall constitute a separate payment for the purposes of Section 409A of the Code. In addition to the foregoing amounts, the Company shall pay Executive, in a single lump sum, on or before the end of the 90-day period following termination of Executive’s employment, but not later than the 15th day of the third month following the end of the year in which Executive’s employment is terminated, a pro rata portion of any bonus (to the extent earned) for the year in which termination occurs; provided that the Company shall determine, in its sole discretion, when such payment will be made during such period.  In addition, the Company shall continue Executive’s coverage under and its contributions towards Executive’s health care, dental, disability and life insurance benefits on the same basis and level of coverage (i.e. dependent coverage) as immediately prior to the date of termination, except as provided below, for twelve months from the last day of Executive’s employment. Notwithstanding the foregoing, subject to any overriding laws, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive if Executive becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source.  Any such new benefit coverage shall be reported to the Company.  Notwithstanding the foregoing, (i) no salary continuation benefits shall be payable under this Section 5.2, and the Company shall not be obligated to make any contributions towards Executive’s health care, dental, disability or life insurance benefits under this Section 5.2, unless and until (x) Executive executes a release in favor of the Company substantially in the form annexed hereto as Exhibit B and (y) the period in which Executive is entitled to revoke such election has expired without any such revocation; and (ii) and no portion of any bonus shall be due or payable under this Section 5.2 unless (x) Executive shall have executed such release on or before the end of the 60-day period following termination of Executive’s employment and (y) the period in which Executive is entitled to revoke such election has expired without any such revocation.

5.3 Notwithstanding any other provision with respect to the timing of payments under Section 5.2, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 5.2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 5.2, as applicable.  After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 5.2, as thereafter applicable.

5.4 Upon Executive’s termination by the Company without Cause, other than upon termination at the end of the Agreement Term, or as a result of Executive’s resignation for Good Reason, all Options then held by Executive shall be accelerated and become fully vested and exercisable as of the date of Executive’s termination.

5.5 As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) a “material diminution” (as such term is used in Section 409A of the Code) of the duties assigned to Executive; (b) a material reduction in Base Salary or other benefits (other than a reduction or change in benefits generally applicable to all executive employees of the Company); or (c) relocation to an office more than fifty miles outside the Company’s current location in the greater Boston area.  Notwithstanding the occurrence of any of the events enumerated in this Section 5.5, no event or condition shall be deemed to constitute Good Reason unless (i) Executive reports the event or condition which the Executive believes to be Good Reason to the CEO or to the Board of Directors, in writing, within 45 days of such event or condition occurring and (ii) within 30 days after the Executive provides such written notice of Good Reason, the Company has failed to fully correct such Good Reason and to make the Executive whole for any such losses.

5.6 The provisions of this Section 5 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with Section 409A, references in this Agreement to a “termination of employment” shall mean a “separation of service” as defined by Section 409A.

6. Nondisclosure and Noncompetition.

6.1 Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists.  Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

(c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

6.2 Inventions

(a)           Disclosure.  Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an "Invention") Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) to an invention related to the general line of business engaged in by the Company or to which the Company planned to enter during the period of Executive’s employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form.

(b)           Assignment of Inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during employment and for one year thereafter, except as limited by 6.2(a) above and those Inventions that Executive develops entirely on Executive’s own time after the date of this Agreement without using the Company's equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company.

(c)           Records.  Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d)           Patents.  Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 6.2.  Executive further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance.  Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

6.3 Prior Contracts and Inventions; Information Belonging to Third Parties.  Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive.  Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would affect the Company's rights or Executives duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefore known to Executive involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

6.4 Noncompetition and Nonsolicitation.

(a) During the Employment Period and for a period of twelve (12) months after the termination of Executive’s employment with the Company for any reason, or for no reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity in the area of explosives detection, in the Boston, Massachusetts area, whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b) During the Employment Period and for a period of twelve (12) months after the termination of Executive’s employment for any reason, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c) During the Employment Period and for a period of twelve (12) months after termination of Executive’s employment for any reason, Executive will not, directly or indirectly, contact, solicit, divert or take away, or attempt to solicit, contact, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

6.5 If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6 The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.  The Company shall be entitled to recover its reasonable attorneys’ fees in the event it prevails in such an action.  In addition, the Company’s obligation to pay Executive the amounts set forth in Section 5.2 or 5.3 shall terminate in the event Executive breaches any terms and conditions in this Section 6.  If Company breaches its obligation to pay Executive the amounts due hereunder, Executive’s obligations in this Section 6 shall terminate immediately.

7. Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

8. Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9. Governing Law; Waiver of Jury Trial.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereunder. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10. Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice.  If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section.

11. Successors and Assigns.

11.1  Assumption by Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Successions by virtue of the sale of stock shall be governed by operation of law.

11.2  Successor Benefits.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

12. Miscellaneous.

12.1   No Waiver.  No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2   Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.4  Withholding.  All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company pursuant to applicable law.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EXECUTIVE

/s/ Glenn Bolduc
Glenn Bolduc

Date executed: 7/31/08

IMPLANT SCIENCES CORPORATION

By direction of the Board

By:  /s/ Phillip C. Thomas
Phillip C. Thomas
Chief Executive Officer

Date executed: 7/31/08

Exhibit A

Milestones

1.              Executive’s successful submission of all government-required filings throughout the fiscal year in an accurate, complete, and timely manner.

2.              Within the first 45 days of the Commencement Date, Executive’s development of a comprehensive financial model for integration into the Company’s ongoing Operating Plan and 5 Year Plan, and continuing with all associated updates and enhancements as business conditions change.

3.              Successfully complete all remaining elements of the Sarbanes-Oxley Protiviti program, complete with a documentation package, a written action plan regarding total compliance with the financial requirements of Sarbanes-Oxley as they apply to the Company, and the implementation of all Protiviti recommendations by the end of FY09, as appropriate.

4.              Successfully contribute, in a material way, to significantly improving the Company’s cash position through a combination of capturing cash from sources owing the Company money, the sale of various assets, and/or debt/equity raises.

5.              During calendar year 2009, ensure the development and implementation of rational, effective, and timely processes and procedures to provide timely, complete, and accurate internal operating reports to all operational divisions and departments, as well as to auditors and banking partners, throughout the fiscal year with the goal being a highly effective finance organization which meets the ongoing needs of the Company and its affiliates.  This shall include the necessary upgrades to the Navision accounting system of the Company, complete with training programs for all required personnel from the Finance and other departments.

6.              Work effectively and productively with fellow employees, customers, shareholders, vendors, banks, auditors, law firms, the Board, and other groups and individuals who are part of the normal day to day operations of the Company.

Exhibit B

1.           Your Release of Claims.  You hereby agree and acknowledge that, for good and valuable consideration, by signing this Agreement, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”).  Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

**
Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

**
Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**
Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.  You further acknowledge that this release does not waive any claims you cannot by law waive and does not release any claims that arise after its execution.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you are advised to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Also, because you are over the age of 40, the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, allows you at least twenty-one (21) days to consider the terms of this Agreement.  ADEA also allows you to rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of the federal law, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation or proceeding conducted by the EEOC or any state fair employment practices agency.  Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

By: __________________________

Employee

Date signed: _____________

1/            For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.